EXHIBIT 99.1

For Immediate Release

American Science and Engineering, Inc.

Names Charles P. Dougherty as President and CEO

Built Major Technology Businesses at General Instrument, Motorola and Tyco Electronics

BILLERICA, Mass., March 14, 2013 — American Science and Engineering, Inc. (“AS&E”) (NASDAQ: ASEI), a leading supplier of innovative X-ray detection solutions for government agencies, corporations and military organizations worldwide, today announced that Charles P. Dougherty has been named President and Chief Executive Officer, replacing Anthony R. Fabiano, who is retiring.

Dougherty will become CEO on April 8, 2013.  The company’s directors plan to elect him to the board that day.

Dougherty, 50, has been building telecommunications, fiber-optic and electronics-manufacturing businesses for more than 30 years.  He most recently was President of Tyco Electronic Corp.’s Communications and Industrial Segment, a global manufacturing business that annually sells $4.5 billion worth of products in the industrial, telecommunications, consumer-electronics, medical-devices and solar-energy markets.

“AS&E is known globally for its world-class inspection technologies that are a critical part of keeping us safe from terrorism,” said Dougherty.  “I’m eager to join the company and help it to remain in the forefront of the design, manufacture and global marketing of its crucially important products.”

Dougherty began his career at General Instrument, where in the 1980s he helped build one of the country’s leading broadband networking businesses.  When General Instrument was acquired by Motorola in 2000, he took charge of Motorola’s Voice-Over IP capability and built it into Motorola’s Voice and Data Solutions, a premier provider of end-to-end IP networking businesses today.

In 2006, Dougherty joined Tyco International Corp., heading its $1 billion dollar wireless segment. Dougherty led the restructuring of the Tyco Electronics Wireless group that sells hardened communications technologies to public-safety agencies and first responders.  Tyco Electronics divested the public-safety unit to Harris Corp. in 2009 at which time Dougherty joined Harris Corp.  In 2010, Dougherty rejoined Tyco Electronics to manage and restructure the $4.5 billion Communications and Industrial Segment.

Denis R. Brown, Chairman of the AS&E Board, said, “We are particularly excited by Mr. Dougherty’s experience building technology businesses with operations and markets around the world.  We look forward to collaborating closely with him as he works to expand our company’s technology, revenue and global marketing reach.”

Dougherty received a Bachelor’s of Business Administration from the Wharton School of Business at the University of Pennsylvania and a Master’s of Business Administration from Villanova University.

About AS&E

American Science and Engineering, Inc. (AS&E) is a leading worldwide supplier of innovative X-ray inspection systems.  With over 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray.  These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices.  AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems.  AS&E® systems protect high-threat facilities and help combat terrorism, trade fraud, drug smuggling, weapon smuggling, illegal immigration, and people smuggling.  AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs and Border Protection (CBP), North Atlantic Treaty Organization (NATO), UK Border Agency (UKBA), Hong Kong Customs, and Abu Dhabi Customs.  For more information on AS&E products and technologies, please visit www.as-e.com.

Public Relations Contact:

Dana Harris	Laura Berman

Red Javelin Communications, Inc.	American Science and Engineering, Inc.

978-440-8392	978-262-8700

dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement: The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws.  AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions, delays or cancellations (in full or in part) in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; limitations under certain laws on the Company’s ability to protect its own intellectual property; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth; technical problems and other delays that could impact new product development and the Company’s ability to adapt to changes in technology and customer requirements; competitive pressures; lengthy sales cycles both in United States government procurement and procurement abroad;  future delays in federal funding, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time,  the company’s cash flows from operations and market and general economic conditions. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in the Company’s most recent Form 10-Q and Form 10-K,  which further detail and supplement the factors described in this Safe Harbor Statement.  Among other disclosures, the Risk Factors disclose risks pertaining to that portion of the Company’s business that is dependent on United States government contracting as well as international customers.

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